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                                                                      Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in the registration statements (Nos. 333-41154, 333-41156, 333-43060, 333-59776 and 333-76578) on Form S-3 and (Nos.
333-96151, 333-31356, 333-39586, 333-97437 and 333-107737) on Form S-8 of
EasyLink Services Corporation of our report dated February 12, 2004, relating to the consolidated balance sheets of EasyLink Services Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of EasyLink Services Corporation filed on March 30, 2004.

Our report dated February 12, 2004, contains two explanatory paragraphs. The first explanatory paragraph states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The second explanatory paragraph states that the Company adopted Statement of Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002.

/s/ KPMG LLP

New York, New York
March 30, 2004